Exhibit 99.1
Perspecta Announces Financial Results for Fourth Quarter and Fiscal Year 2019

•	Revenue: $1.09 billion for fourth quarter; $4.03 billion for fiscal year ($4.27 billion pro forma)

•	Diluted EPS: $(0.12) for fourth quarter; $0.44 for fiscal year

•	Adjusted Diluted EPS: $0.54 for fourth quarter; $2.00 pro forma for fiscal year

•	Operating Cash Flow: $168 million for fourth quarter; $462 million for fiscal year

•	Adjusted Free Cash Flow: $136 million for fourth quarter; $420 million pro forma for fiscal year

•	Above the high end of guidance on all metrics

•	Bookings: $1.4 billion (1.2x book-to-bill) for fourth quarter; $6.8 billion (1.6x book-to-bill) for fiscal year

•	Fiscal year 2020 guidance reflects accelerating revenue and robust margins

Chantilly, Va., June 6, 2019 - Perspecta Inc. (NYSE:PRSP), a leading U.S. government services provider, today announced financial results for the fourth quarter and fiscal year 2019 ended March 31, 2019.
“As we complete our first year as Perspecta, I want to thank all of our employees who came together to make the year such a success,” said Mac Curtis, president and chief executive officer, Perspecta. “By never losing sight of the missions we support, they ensured that every one of our financial results was ahead of the top end of the guidance we laid out last year. Each day, we are proving the primary thesis behind creating Perspecta—that the innovation, end-to-end capabilities, and scale that we can bring to our customers would drive enhanced performance. The ‘Power of the Pyramid’ is reflected in our accelerating financial results and robust bookings that provide a solid foundation for fiscal year 2020.”
With the one-year anniversary of its initial listing on the NYSE, Perspecta plans to file a shelf registration on Form S-3 to register the 23,273,341 shares of Perspecta Inc. common stock owned by Veritas Capital Fund Management, L.L.C. and certain of its affiliates (Veritas Capital). The filing replaces the existing shelf registration on Form S-1, filed on November 14, 2018, and eliminates the requirement to file prospectus supplements to incorporate updated financial statements going forward. The registration of the shares of common stock does not require Veritas Capital to sell any of its shares, and no new shares of common stock will be issued by Perspecta as part of any offering off of the shelf registration statement.

Summary operating results (unaudited)

	Three Months Ended		Fiscal Years Ended
(in millions, except margin and per share data)	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018
Revenue	$1,094	$715	$4,030	$2,819
Income (loss) before taxes	(13)	36	112	199
Operating Margin	(1.2)%	5.0%	2.8%	7.1%
Net income (loss)	(19)	32	72	208
Diluted earnings (loss) per share (EPS)	(0.12)	0.22	0.44	1.46

Pro Forma and Non-GAAP Measures*:
Revenue	$1,094	$1,058	$4,274	$4,203
Adjusted Net Income	89	78	329	275
Adjusted EBITDA	207	188	760	654
Adjusted EBITDA Margin	18.9%	17.8%	17.8%	15.6%
Adjusted Diluted EPS	0.54	0.47	2.00	1.66

* Amounts presented under the heading “Pro Forma and Non-GAAP Measures” for the three months ended March 31, 2018 and for the fiscal years ended March 31, 2019 and 2018 are presented on a pro forma basis as if Perspecta was formed on April 1, 2017. Adjusted Net Income, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Diluted EPS are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. See Reconciliation of Non-GAAP Financial Measures at the end of this press release for more information.

On May 31, 2018, Perspecta became an independent company through consummation of the spin-off by DXC Technology Company (DXC) of its U.S. Public Sector Business (USPS) and merger with Vencore Holding Corp. (Vencore) and KGS Holding Corp. (KeyPoint). Accordingly, results provided on an as-reported basis through May 31, 2018, reflect the standalone operations of USPS and thereafter reflect the combined operations of USPS, Vencore and KeyPoint. To aid investors and analysts with year-over-year comparisons, Perspecta also presents pro forma financial information that reflects the USPS, Vencore and KeyPoint financial information on a combined, pro forma basis as if the mergers had taken place on April 1, 2017. In addition, Perspecta provides adjusted, non-GAAP results that exclude costs directly associated with the spin-off and mergers and the ongoing integration process. The tables in Reconciliation of Non-GAAP Financial Measures at the end of this press release present pro forma adjustments and provide reconciliations from GAAP to non-GAAP results.
Fourth quarter summary results. Revenue for the quarter was $1.09 billion, up 53% compared to the fourth quarter of fiscal year 2018 on an as-reported basis, primarily as a result of the mergers. Revenue for the quarter was up 3% from pro forma revenue for the fourth quarter of fiscal year 2018. Defense and Intelligence segment revenue of $739 million increased 8%, and Civilian and Health Care segment revenue of $355 million decreased 5% compared to pro forma revenue from the same period of the prior year. In total, the continued growth in background investigations support and ramp ups of new Department of Defense and Intelligence Community programs more than offset the decrease in a few civil agency contracts.

Defense and Intelligence adjusted segment operating margin for the fourth quarter of fiscal year 2019 improved to 14.9% from 13.6% (pro forma) in the fourth quarter of fiscal year 2018. Civilian and Health Care adjusted segment operating margin for the fourth quarter of fiscal year 2019 decreased to 13.8% from 15.8% (pro forma) in the fourth quarter of fiscal year 2018. Total adjusted segment operating profit for the fourth quarter of fiscal year 2019 increased to $159 million from $152 million (pro forma) in the fourth quarter of fiscal year 2018 even though depreciation and amortization excluding acquisition-related intangibles amortization increased $12 million.
Income before taxes for the fourth quarter of fiscal year 2019 was a loss of $13 million, which was down from income of $36 million (5.0% operating margin) in the fourth quarter of fiscal year 2018 on an as-reported basis. The year-over-year decrease in income was due primarily to the $28 million in unrecoverable separation, integration and restructuring expenses and $35 million mark-to-market pension adjustment. Net income was a loss of $19 million, or $0.12 per diluted share.
Adjusted net income was $89 million for the fourth quarter, up 14% compared to pro forma adjusted net income for the fourth quarter of fiscal year 2018. Adjusted earnings before interest, tax, depreciation and amortization (EBITDA) was $207 million for the fourth quarter, up 10% compared to pro forma adjusted EBITDA for the fourth quarter of fiscal year 2018; adjusted EBITDA margin improved from 17.8% (pro forma) to 18.9% over the same period. The year-over-year increase in profitability primarily reflects strong program execution on fixed price programs, cost synergies associated with the mergers, and an $8 million gain from a subcontractor negotiation. Adjusted diluted earnings per share (EPS) for the fourth quarter was $0.54, up 15% compared to pro forma adjusted diluted EPS for the fourth quarter of fiscal year 2018.
Fiscal year summary results. Revenue for the fiscal year was $4.03 billion, up 43% compared to fiscal year 2018, primarily as a result of the mergers. Pro forma revenue was $4.27 billion, up 2% from pro forma revenue for fiscal year 2018, despite the $108 million headwind from the completion of a large engineering support contract for the Kennedy Space Center in December 2017 and the $37 million headwind from the divestiture of a contract in the first quarter of fiscal year 2019.
Income before taxes for fiscal year 2019 was $112 million (2.8% operating margin), down from $199 million (7.1% operating margin) in fiscal year 2018. The year-over-year decrease in operating margin is due primarily to the $109 million increase in interest expense associated with the debt service from the spin-off and mergers. Net income was $72 million, or $0.44 per diluted share.
Pro forma adjusted net income was $329 million for the year, up 20% compared to pro forma adjusted net income for fiscal year 2018. Pro forma adjusted EBITDA was $760 million, up 16% compared to pro forma adjusted EBITDA for fiscal year 2018; pro forma adjusted EBITDA margin improved from 15.6% to 17.8% over the same period. Pro forma adjusted diluted EPS was $2.00, up 20% compared to pro forma adjusted diluted EPS for fiscal year 2018.

Cash management and capital deployment
Perspecta generated $168 million of net cash provided by operating activities in the fourth quarter of fiscal year 2019. Quarterly adjusted free cash flow was $136 million, or 153% of adjusted net income. During the quarter, Perspecta used $88 million to pay down debt and returned $24 million to shareholders, including $8 million as part of its regular quarterly cash dividend program and $16 million in share repurchases.
For fiscal year 2019, Perspecta generated $462 million of net cash provided by operating activities and $420 million of pro forma adjusted free cash flow, or 128% of pro forma adjusted net income. During the year, Perspecta used $220 million to pay down debt and returned $84 million to shareholders, including $25 million in dividends and $59 million in share repurchases.
As of March 31, 2019, Perspecta had $88 million in cash and cash equivalents, $600 million of undrawn capacity in its revolving credit facility, and $2.7 billion in total debt, including $305 million in capital lease obligations.
In May, Perspecta announced that its board of directors approved an increase in the company’s dividend policy for fiscal year 2020, declaring a dividend of $0.06 per share for the quarter ended March 31, 2019, a 20% increase over the previous quarterly dividend of $0.05 per share. The dividend is payable July 16, 2019, to shareholders of record at the close of business on June 5, 2019. Payment of future quarterly dividends is subject to Board approval.
Contract awards
Contract awards (bookings) totaled $1.4 billion in the fourth quarter of fiscal year 2019, representing a book-to-bill ratio of 1.2x. New business awards constituted approximately 93 percent of the total awards in the fourth quarter. Book-to-bill exceeded 1x for each of the last four quarters and totaled 1.6x for the fiscal year. Included in the quarterly bookings were several particularly important single-award prime contracts:

•
United States Army Cyber Command (ARCYBER) Support. Perspecta won a potential five-year $905 million task order to provide cyberspace operations support to the ARCYBER, the Army headquarters under United States Cyber Command (USCYBERCOM) responsible for the operation and defense of Army networks and for delivering cyberspace effects against adversaries to defend the nation. The award is new work for Perspecta and augments existing cyberspace operations support for USCYBERCOM and cyber research and development for the Defense Advanced Research Projects Agency.

•	Department of Defense (DoD) Operational Support. A DoD agency issued Perspecta a contract to support its critical national security and foreign relations challenges and evolving mission needs. The award is new work for Perspecta with a potential value of $129 million over 66 months.
In addition, Perspecta won prime positions on large multiple-award indefinite delivery, indefinite quantity contracts that are not part of the bookings for the quarter but support future growth, including:
Army Program Executive Office - Intelligence, Electronic Warfare and Sensors (PEO IEW&S) R4. Under a potential 10-year, $982 million contract, Perspecta will compete to develop and deploy a comprehensive suite of non-kinetic cyber electronic warfare capabilities in support of the Army’s cyber-electromagnetic activities mission. Additionally, the company will integrate deep signals intelligence, wireless, and big data expertise into the services and solutions it plans to deliver to the Army.
Perspecta’s backlog of signed business orders at the end of fourth quarter of fiscal year 2019 was $10.7 billion, which was up 2% compared to the third quarter of fiscal year 2019. Funded backlog at the end of the fourth quarter was $2.2 billion, which was unchanged from the third quarter of fiscal year 2019.
Forward guidance
The table below introduces fiscal year 2020 guidance ranges for revenue, adjusted EBITDA margin, adjusted diluted EPS, and adjusted free cash flow conversion (as a percentage of adjusted net income). All forward-looking non-GAAP measures exclude estimates for amortization of intangible assets; stock-based compensation expenses; restructuring, separation, transaction, and integration-related costs; mark-to-market changes associated with pension and other post-retirement benefit plans; and other non-recurring items. Perspecta is unable to provide a reconciliation of non-GAAP guidance measures to corresponding GAAP measures on a forward-looking basis without unreasonable effort due to the overall high variability and low visibility of most of the excluded items. Material changes to any one of these items could have a significant effect on future GAAP results.

Measure	FY20 Guidance
Revenue (millions)	$4,350 - $4,450
Adjusted EBITDA Margin	17.0% - 18.0%
Adjusted Diluted EPS	$2.05 - $2.16
Adjusted Free Cash Flow Conversion	95%+

John Kavanaugh, Perspecta CFO, commented, “We are pleased to have exceeded all of our financial targets in our inaugural year. We aim to build a consistent track record of execution. Our fiscal year 2020 guidance reflects our expectations for continued revenue acceleration and strong profitability and cash generation.”

Conference call
Perspecta executive management will hold a conference call on June 6, 2019, at 5 p.m. Eastern to discuss the financial results and outlook and answer questions. Analysts and investors may participate on the conference call by dialing 888-348-3873 (domestic), 855-669-9657 (Canada), or 412-902-4234 (international). The conference call will be webcast simultaneously through a link on the Investor Relations section of the Perspecta website. A replay of the conference call will be available on the Investor Relations section of the Perspecta website approximately two hours after the conclusion of the call.
About Perspecta Inc.
At Perspecta (NYSE: PRSP), we question, we seek and we solve. Perspecta brings a diverse set of capabilities to our U.S. government customers in defense, intelligence, civilian, health care and state and local markets. Our 260+ issued, licensed and pending patents are more than just pieces of paper, they tell the story of our innovation. With offerings in mission services, digital transformation and enterprise operations, our team of more than 14,000 engineers, analysts, investigators and architects work tirelessly to not only execute the mission, but build and support the backbone that enables it. Perspecta was formed to take on big challenges. We are an engine for growth and success and we enable our customers to build a better nation. For more information about Perspecta, visit perspecta.com.
Forward-looking statements
All statements in this press release that do not directly and exclusively relate to historical facts constitute “forward-looking statements.” Forward-looking statements are often identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “may,” “could,” “should,” “forecast,” “goal,” “intends,” “objective,” “plans,” “projects,” “strategy,” “target” and “will” and similar words and terms or variations of such. These statements represent current intentions, expectations, beliefs or projections, and no assurance can be given that the results described in such statements will be achieved. Forward-looking statements include, among other things, statements with respect to our financial condition, results of operations, cash flows, business strategies, prospects, guidance, contract value, revenue acceleration, profitability and revenue generation. These statements are subject to numerous assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those described in such statements, including, but not limited to, (i) any issue that compromises our relationships with the U.S. federal government, or any state or local governments, or damages our professional reputation; (ii) changes in the U.S. federal government, state and local governments’ spending and mission priorities that shift expenditures away from agencies or programs that we support; (iii) any delay in completion of the U.S. federal government’s budget process; (iv) failure to comply with numerous laws, regulations and rules, including regarding procurement, anti-bribery and organizational conflicts of interest; (v) failure by us or our employees to obtain and maintain necessary security clearances or certifications; (vi) our ability to compete effectively in the competitive bidding process and delays, contract terminations or cancellations caused by competitors’ protests of major contract awards received by us; (vii) failure of third parties to deliver on commitments under contracts with us; (viii) misconduct or other improper activities from our employees or subcontractors; (ix) delays, terminations, or cancellations of our major contract awards, including as a result of our competitors protesting such awards; (x) failure of our internal control over financial reporting to detect fraud or other issues; (xi) failure or disruptions to our systems, due to cyber-attack, service interruptions or other security threats; (xii) failure to be awarded task orders under our indefinite delivery/indefinite quantity contracts; and (xiii) changes in government procurement, contract or other practices or the adoption by the government of new laws, rules and regulations in a manner adverse to us; as well as the matters described in the “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” sections of Perspecta’s Annual Report on Form 10-K for the year ended March 31, 2018, as may be updated or supplemented in our Quarterly Reports on Form 10-Q and our other filings with the Securities and Exchange Commission, which discuss these and other factors that could adversely affect our results. Readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events except as required by law.

CONTACTS
Investors:
M. Stuart Davis
Vice President, Investor Relations
703-547-0300
stuart.davis@perspecta.com

Media:
Lorraine M. Corcoran
Vice President, Corporate Communications
571-313-6054
lorraine.corcoran@perspecta.com

Condensed Consolidated Combined Statements of Operations
(preliminary and unaudited)

	Three Months Ended		Fiscal Years Ended
(in millions, except per share amounts)	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018
Revenue	$1,094	$715	$4,030	$2,819

Costs of services	817	523	3,043	2,155
Selling, general, and administrative	74	50	300	182
Depreciation and amortization	116	51	330	167
Restructuring costs	7	4	10	14
Separation and integration-related costs	22	46	106	90
Interest expense, net	37	5	121	12
Other expense, net	34	—	8	—
Total costs and expenses	1,107	679	3,918	2,620

Income (loss) before taxes	(13)	36	112	199
Income tax expense (benefit)	6	4	40	(9)
Net income (loss)	$(19)	$32	$72	$208

Earnings (loss) per common share (a):
Basic	$(0.12)	$0.22	$0.44	$1.46
Diluted	$(0.12)	$0.22	$0.44	$1.46

(a) Earnings per share information for the three months and fiscal year ended March 31, 2018, is computed using the 142.43 million shares of Perspecta common stock resulting from the distribution by DXC, as Perspecta did not operate as a stand-alone entity during the period and therefore, no Perspecta common stock, options or other equity awards were outstanding and no dividends were declared or paid by Perspecta.

Selected Condensed Consolidated Combined Balance Sheet Data
(preliminary and unaudited)

(in millions)	March 31, 2019	March 31, 2018
Assets
Cash and cash equivalents	$88	$—
Receivables, net	484	354
Other receivables	92	—
Prepaid expenses	141	74
Deferred contract costs	35	21
Other current assets	38	—
Total current assets	878	449
Property and equipment, net	368	290
Goodwill	3,179	2,022
Intangible assets, net	1,466	897
Other assets	192	21
Total assets	$6,083	$3,679

Liabilities
Current maturities of long-term debt	$80	$—
Current capital lease obligations	137	160
Accounts payable	246	195
Accrued payroll and related costs	91	17
Accrued expenses	396	137
Deferred revenue and advance contract payments	33	53
Other current liabilities	31	43
Total current liabilities	1,014	605
Long-term debt, net of current maturities	2,297	—
Non-current capital lease obligations	168	144
Deferred tax liabilities	171	176
Other long-term liabilities	271	25
Total liabilities	3,921	950
Commitments and contingencies
Total stockholders’ equity	2,162	2,729
Total liabilities and stockholders' equity	$6,083	$3,679

Selected Condensed Consolidated Combined Statements of Cash Flows
(preliminary and unaudited)

	Three Months Ended		Fiscal Years Ended
(in millions)	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018
Cash flows from operating activities:
Net income (loss)	$(19)	$32	$72	$208
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	116	51	330	167
Net periodic benefit cost	32	—	26	—
Stock-based compensation	4	2	11	6
Deferred income taxes	25	43	8	(28)
Restructuring charges	7	14	10	14
Gain on sale of assets	—	—	(25)	—
Other non-cash charges, net	11	(10)	1	—
Changes in assets and liabilities, net of effects of acquisitions:
Receivables, net	24	12	102	49
Prepaid expenses and other current assets	(3)	40	(25)	20
Accounts payable, accrued expenses and other current liabilities	5	14	(18)	113
Deferred revenue and advanced contract payments	2	(11)	(11)	(11)
Income taxes payable	(42)	—	(22)	—
Accrued restructuring	(2)	(11)	(4)	(8)
Other assets and liabilities, net	8	7	7	—
Net cash provided by operating activities	168	183	462	530
Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	—	—	(312)	—
Extinguishment of Vencore debt and related costs	—	—	(994)	—
Proceeds from sale of assets	—	—	25	—
Purchases of property, equipment and software	(14)	(10)	(26)	(18)
Payments for outsourcing contract costs	(4)	(7)	(11)	(16)
Net cash used in investing activities	(18)	(17)	(1,318)	(34)
Cash flows from financing activities:
Principal payments on long-term debt	(88)	—	(170)	—
Proceeds from debt issuance	—	—	2,500	—
Payment of debt issuance costs	—	—	(46)	—
Proceeds from revolving credit facility	—	—	50	—
Payments on revolving credit facility	—	—	(50)	—
Payments on capital lease obligations	(48)	(40)	(172)	(157)
Repurchases of common stock	(16)	—	(59)	—
Repurchases of common stock to satisfy tax withholding obligations	—	—	(1)	—
Dividend to DXC	—	—	(984)	—
Dividends paid to Perspecta stockholders	(8)	—	(25)	—
Net transfers to Parent	—	(126)	(88)	(339)
Net cash provided by (used in) financing activities	(160)	(166)	955	(496)
Net change in cash and cash equivalents, including restricted	(10)	—	99	—
Cash and cash equivalents, including restricted, at beginning of period	109	—	—	—
Cash and cash equivalents, including restricted, at end of period	99	—	99	—
Less restricted cash and cash equivalents included in other current assets	11	—	11	—
Cash and cash equivalents at end of period	$88	$—	$88	$—

Reconciliation of Non-GAAP Financial Measures
To aid investors and analysts with year-over-year comparability for the combined businesses of USPS, Vencore and KeyPoint, Perspecta is including certain pro forma financial information that combines the stand-alone USPS and Vencore and KeyPoint financial information as if the acquisition had taken place on April 1, 2017. These pro forma results include a full period of Vencore and KeyPoint results and assess the impact of interest, depreciation and amortization, recurring elements of pension income, and other costs as if the spin-off and mergers had occurred at the beginning of the period. Perspecta is also including adjusted, non-GAAP results that exclude costs directly associated with the spin-off and mergers and the ongoing integration process.
The following tables reconcile non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP. Perspecta management believes that these non-GAAP financial measures provide useful additional information to investors regarding Perspecta’s results of operations as they provide another measure of Perspecta’s profitability and ability to service its debt and are considered important to financial analysts covering Perspecta’s industry.
These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income or any other measure of financial performance reported in accordance with GAAP. Perspecta’s non-GAAP measures may be calculated differently than similarly named measures reported by other companies. In addition, using non-GAAP measures may have limited value as they exclude certain items that may have a material impact on reported financial results and cash flows. When analyzing Perspecta’s performance, it is important to evaluate each adjustment in the reconciliation tables and use adjusted measures in addition to, and not as an alternative to, GAAP measures.

Pro Forma Revenue (Unaudited)

	Three Months Ended		Fiscal Years Ended
(in millions)	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018
Revenue (a)	$1,094	$715	$4,030	$2,819
Historical Vencore revenue (b) (c)	—	343	244	1,384
Pro forma revenue	$1,094	$1,058	$4,274	$4,203

Notes:
(a)	For the three months and fiscal year ended March 31, 2018, GAAP results reflect the operations of USPS.
(b)
Revenue prior to the May 31, 2018 Mergers is from the most closely corresponding reporting periods, which is January 1, 2018 to March 31, 2018, for the three months ended March 31, 2018, and April 1, 2017 to March 31, 2018 for the fiscal year ended March 31, 2018.

(c)	In this and all subsequent tables, financial data for “Vencore” includes the combined results of Vencore and KeyPoint.

Adjusted EBITDA, Net Income, and Diluted EPS (Unaudited)

Adjusted EBITDA excludes the following items: mark-to-market adjustments to the pension and other post-employment benefit (OPEB) programs, stock-based compensation, and the fiscal year 2018 start-up costs associated with the National Background Investigations Bureau (NBIB) program. Adjusted net income and adjusted diluted EPS also exclude acquired intangible amortization.

	Three Months Ended March 31, 2019
(in millions)	Perspecta	Effect of Spin-Off and Mergers	Adjusted
Net loss	$(19)	$—	$(19)
Income tax expense	6	—	6
Interest expense, net	37	—	37
Depreciation and amortization	116	—	116
EBITDA	140	—	140
Restructuring costs	7	(4)	3
Separation and integration costs	22	—	22
Pension actuarial and settlement losses	35	—	35
Stock-based compensation	4	—	4
Separation related cost	3	—	3
Adjusted EBITDA	$211	$(4)	207
Depreciation and amortization			(116)
Amortization of acquired intangibles			68
Interest expense, net			(37)
Adjusted earnings before taxes			122
Income tax expense (a)			33
Adjusted net income			$89
Adjusted diluted EPS (b)			$0.54

Notes:
(a)
Represents income tax expense utilizing an adjusted effective tax rate of approximately 27% that adjusts for non-GAAP measures including: transaction costs, integration costs, and tax add backs for non-deductible prior-merger goodwill amortization.

(b)	Represents adjusted net income divided by the weighted-average common shares on a diluted basis of 163.78 million.

Pro Forma Adjusted EBITDA, Net Income, and Diluted EPS (Unaudited)

Previously, in its Current Report on Form 8-K filed on July 19, 2018, Perspecta provided reconciliations of pro forma adjusted EBITDA, pro forma adjusted net income, and pro forma adjusted diluted EPS to net income. The pro forma presentations of these measures contained in this press release differ from the 8-K for three reasons:

•
In the Current Report on Form 8-K filed on July 19, 2018, Perspecta provided separate reconciliations of (1) pro forma adjusted EBITDA and (2) pro forma adjusted net income and pro forma adjusted diluted EPS. In the current press release, Perspecta has updated this presentation to combine the separate reconciliations and to apply a pro forma effective tax rate of 34 percent in the reconciliations for pro forma adjusted net income and pro forma adjusted diluted EPS for fiscal year 2018. This change adjusts for the effects of implementing the Tax Cuts and Jobs Act of 2017 for purposes of comparison to the financial results for fiscal year 2019.

•
As required by the SEC, the pro forma presentations in the Current Report on Form 8-K filed on July 19, 2018, were prepared in accordance with Article 11 of Regulation S-X. Conversely, the pro forma presentations in this press release are prepared in accordance with ASC 805, which requires a different treatment of “non-recurring” costs.

•
The pro forma presentations in the Current Report on Form 8-K filed on July 19, 2018, were based on a preliminary valuation of intangibles reflected in Amendment 3 to the Form 10 filed on April 30, 2018. Perspecta has finalized the valuation report, with updated fair values of net tangible assets purchased, including intangibles, and has reflected this update in this press release.

	Fiscal Year Ended March 31, 2019
(in millions)	Perspecta	Historical Vencore (a)	Effect of Spin-Off and Mergers	Pro Forma
Net income (loss)	$72	$(57)	$13	$28
Income tax expense (benefit)	40	1	5	46
Interest expense, net	121	39	(16)	144
Depreciation and amortization	330	5	7	342
EBITDA	563	(12)	9	560
Restructuring costs	10	—	(6)	4
Separation and integration costs	106	41	—	147
Pension actuarial and settlement losses	35	—	—	35
Stock-based compensation	11	—	—	11
Separation related cost	3	—	—	3
Adjusted EBITDA	$728	$29	$3	760
Depreciation and amortization				(342)
Amortization of acquired intangibles				174
Interest expense, net				(141)
Adjusted earnings before taxes				451
Income tax expense (b)				122
Adjusted net income				$329
Adjusted diluted EPS (c)				$2.00

Notes:
(a)	Represents pro forma results associated with Vencore and KeyPoint for the period from April 1, 2018 to May 31, 2018.
(b)
Represents income tax expense utilizing an adjusted effective tax rate of approximately 27% that adjusts for non-GAAP measures including: transaction costs, integration costs, and tax add backs for non-deductible prior-merger goodwill amortization.

(c)	Represents adjusted net income divided by the weighted-average common shares on a diluted basis of 164.82 million.

	Three Months Ended March 31, 2018
(in millions)	Historical USPS	Historical Vencore	Effect of Spin-Off and Mergers	Pro Forma
Net income (loss)	$32	$11	$(19)	$24
Income tax expense (benefit)	4	3	(13)	(6)
Interest expense, net	5	20	9	34
Depreciation and amortization	51	7	25	83
EBITDA	92	41	2	135
Restructuring costs	4	—	1	5
Separation and integration costs	46	—	—	46
Pension and OPEB actuarial and settlement losses	—	(2)	—	(2)
Stock-based compensation	2	—	2	4
Adjusted EBITDA	$144	$39	$5	188
Depreciation and amortization				(83)
Amortization of acquired intangibles				47
Interest expense, net (a)				(34)
Adjusted earnings before taxes				118
Income tax expense (b)				40
Adjusted net income				$78
Adjusted diluted EPS (c)				$0.47

Notes:
(a)
Pro Forma interest expense is derived based on the average of the applicable one-month LIBOR rates for the three month period ended June 30, 2018 to enhance comparability to the period during which the debt was established.

(b)	Represents the income tax impact of the adjustments to net income using an estimated effective tax rate of approximately 34%.
(c)	Represents adjusted net income divided by the weighted-average common shares on a diluted basis of 165.70 million.

	Fiscal Year Ended March 31, 2018
(in millions)	Historical USPS	Historical Vencore	Effect of Spin-Off and Mergers	Pro Forma
Net income (loss)	$208	$33	$(113)	$128
Income tax benefit	(9)	(10)	(54)	(73)
Interest expense, net	12	82	39	133
Depreciation and amortization	167	30	97	294
EBITDA	378	135	(31)	482
Restructuring costs	14	—	5	19
Debt extinguishment costs	—	4	—	4
Separation and integration costs	90	—	—	90
Pension and OPEB actuarial and settlement losses	—	(9)	35	26
Stock-based compensation	6	4	(2)	8
NBIB adjustment	—	25	—	25
Adjusted EBITDA	$488	$159	$7	654
Depreciation and amortization				(294)
Amortization of acquired intangibles				186
Interest expense, net (a)				(130)
Adjusted earnings before taxes				416
Income tax expense (b)				141
Adjusted net income				$275
Adjusted diluted EPS (c)				$1.66

Notes:
(a)
Pro Forma interest expense is derived based on the average of the applicable one-month LIBOR rates for the three month period ended June 30, 2018 to enhance comparability to the period during which the debt was established.

(b)	Represents the income tax impact of the adjustments to net income using an estimated effective tax rate of approximately 34%.
(c)	Represents adjusted net income divided by the weighted-average common shares on a diluted basis of 165.70 million.

Adjusted EBITDA Margin and Pro Forma Adjusted EBITDA Margin (Unaudited)

Adjusted EBITDA margin is calculated as the ratio of adjusted EBITDA to revenue, and pro forma adjusted EBITDA margin is calculated as the ratio of pro forma adjusted EBITDA to pro forma revenue.

	Three Months Ended		Fiscal Years Ended
(in millions, except for margin)	March 31, 2019	March 31, 2018 (a)	March 31, 2019 (a)	March 31, 2018 (a)
Adjusted EBITDA	$207	$188	$760	$654
Revenue	$1,094	$1,058	$4,274	$4,203
Adjusted EBITDA margin	18.9%	17.8%	17.8%	15.6%

Notes:
(a)	Amounts for the three months ended March 31, 2018 and fiscal years ended March 31, 2019 and 2018 are pro forma.

Adjusted Free Cash Flow (Unaudited)
Perspecta defines adjusted free cash flow as the sum of net cash provided by operating activities and net cash used in investing activities adjusted for certain items, such as (i) payments on capital lease obligations, (ii) business acquisitions, dispositions, and investments, (iii) restructuring payments, (iv) payments on transactions, separation and integration-related costs, (v) the impact arising from the initial sale of accounts receivables under the Master Accounts Receivable Purchase Agreement, and (vi) other non-recurring payments.

	Three Months Ended March 31, 2019	Fiscal Year Ended March 31, 2019 (a)
(in millions)	Perspecta	Perspecta	Historical Vencore	Pro Forma
Net cash provided by operating activities	$168	$462	$16	$478
Purchases of property, equipment and software	(14)	(26)	(3)	(29)
Payments on capital lease obligations	(48)	(172)	—	(172)
Payments on restructuring, transaction and integration-related costs	30	142	1	143
Adjusted free cash flow	$136	$406	$14	$420

Notes:
(a)	Results for the fiscal year ended March 31, 2019 are pro forma, represent results associated with Vencore and KeyPoint for the period from April 1, 2018 to May 31, 2018.

	Three Months Ended March 31, 2018			Fiscal Year Ended March 31, 2018
(in millions)	Perspecta	Historical Vencore	Pro Forma	Perspecta	Historical Vencore	Pro Forma
Net cash provided by operating activities	$183	$(1)	$182	$530	$67	$597
Purchases of property, equipment and software	(10)	(3)	(13)	(18)	(10)	(28)
Payments on capital lease obligations	(40)	—	(40)	(157)	(1)	(158)
Payments on restructuring, transaction and integration-related costs	1	—	1	7	4	11
Initial sale of qualifying receivables (a)	—	—	—	(121)	—	(121)
Adjusted free cash flow	$134	$(4)	$130	$241	$60	$301

Notes:
(a)	Represents the impact arising from the initial sale of accounts receivables under the Master Accounts Receivable Purchase Agreement during the quarter ended September 30, 2017.

Segment Operating Results (Unaudited)
Perspecta delivers IT, mission, and operations-related services across the U.S. federal government through two reportable segments—Defense and Intelligence, which provides services to the Department of Defense (DoD), intelligence community, branches of the U.S. Armed Forces, and other DoD agencies; and Civilian and Health Care, which provides services to the Departments of Homeland Security, Justice, and Health and Human Services, as well as other federal civilian and state and local government agencies.

The following tables summarize revenue and segment operating profit by reportable segment:

RECONCILIATION OF REPORTABLE SEGMENT PROFIT TO INCOME BEFORE TAXES (Unaudited)

	Three Months Ended		Fiscal Years Ended
(in millions)	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018
Total profit for reportable segments	$155	$110	$527	$390
Less:
Stock-based compensation	(4)	(2)	(11)	(6)
Amortization of acquired intangible assets	(68)	(17)	(165)	(69)
Restructuring costs	(3)	(4)	(4)	(14)
Separation and integration-related costs	(22)	(46)	(106)	(90)
Interest expense, net	(37)	(5)	(121)	(12)
Other unallocated, net	(34)	—	(8)	—
Income (loss) before taxes	$(13)	$36	$112	$199

REVENUE AND ADJUSTED SEGMENT OPERATING PROFIT (Unaudited)

	Three Months Ended		Fiscal Years Ended
(in millions)	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018
Revenue
Defense and Intelligence	$739	$365	$2,587	$1,416
Add: Historical Vencore and adjustments	—	319	230	1,195
Adjusted revenue (a)	$739	$684	$2,817	$2,611

Civilian and Health Care	$355	$350	$1,443	$1,403
Add: Historical Vencore and adjustments	—	24	14	189
Adjusted revenue (a)	$355	$374	$1,457	$1,592

Total revenue	$1,094	$715	$4,030	$2,819
Total adjusted revenue (a)	$1,094	$1,058	$4,274	$4,203

Segment operating profit
Defense and Intelligence	$107	$60	$331	$168
Add: Historical Vencore and adjustments (b)	3	33	51	132
Adjusted segment operating profit (a)	$110	$93	$382	$300

Civilian and Health Care	$48	$50	$196	$222
Add: Historical Vencore and adjustments (b)	1	9	14	24
Adjusted segment operating profit (a)	$49	$59	$210	$246

Total segment operating profit	$155	$110	$527	$390
Total adjusted segment operating profit (a)	$159	$152	$592	$546

Notes:
(a)
Adjusted results represent non-GAAP financial measures, and it should be considered in addition to, but not as substitute for, the information provided in accordance with GAAP. Note that amounts for the three months ended March 31, 2018 and fiscal years ended March 31, 2019 and 2018 are pro forma and that results for the three months ended March 31, 2019 is a GAAP measure.

(b)	Includes adjustments for certain separation related and other costs, which are included in the segment results of operations.